Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: January 31, 2023

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Southfield, Michigan – January 31, 2023 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $127.3 million, or $9.58 per diluted share, for the three months ended December 31, 2022 compared to consolidated net income of $217.6 million, or $14.60 per diluted share, for the same period in 2021. For the year ended December 31, 2022, consolidated net income was $535.8 million, or $39.32 per diluted share, compared to consolidated net income of $958.3 million, or $59.52 per diluted share, for the same period in 2021.

Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2022 was $156.1 million, or $11.74 per diluted share, compared to $212.6 million, or $14.26 per diluted share, for the same period in 2021. For the year ended December 31, 2022, adjusted net income was $720.1 million, or $52.85 per diluted share, compared to adjusted net income of $826.8 million, or $51.35 per diluted share, for the same period in 2021.
Our results for the fourth quarter of 2022 included:
•A decrease in forecasted collection rates for Consumer Loans assigned in 2021 and 2022, which decreased forecasted net cash flows from our loan portfolio by $41.1 million, or 0.5%.
•Forecasted profitability per Consumer Loan assignment that significantly exceeded our initial estimates for Consumer Loans assigned in 2018 through 2020 and was significantly less than our initial estimates for Consumer Loans assigned in 2022.
•Growth in Consumer Loan assignment volume, as unit and dollar volumes grew 25.6% and 26.2%, respectively, as compared to the fourth quarter of 2021.
•Stock repurchases of approximately 208,000 shares, which represented 1.6% of the shares outstanding at the beginning of the quarter.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital, and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of Consumer Loan collection rates as of December 31, 2022, with the forecasts as of September 30, 2022, as of December 31, 2021, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)				Current Forecast Variance from
Consumer Loan Assignment Year	December 31, 2022	September 30, 2022	December 31, 2021	Initial Forecast	September 30, 2022	December 31, 2021	Initial Forecast
2013	73.5%	73.4%	73.4%	72.0%	0.1%	0.1%	1.5%
2014	71.7%	71.7%	71.5%	71.8%	0.0%	0.2%	-0.1%
2015	65.2%	65.2%	65.1%	67.7%	0.0%	0.1%	-2.5%
2016	63.8%	63.8%	63.6%	65.4%	0.0%	0.2%	-1.6%
2017	64.7%	64.6%	64.4%	64.0%	0.1%	0.3%	0.7%
2018	65.2%	65.1%	65.1%	63.6%	0.1%	0.1%	1.6%
2019	66.6%	66.5%	66.5%	64.0%	0.1%	0.1%	2.6%
2020	67.8%	67.9%	67.9%	63.4%	-0.1%	-0.1%	4.4%
2021	66.2%	66.8%	66.5%	66.3%	-0.6%	-0.3%	-0.1%
2022 (2)	66.3%	66.5%	—	67.5%	-0.2%	—	-1.2%

(1)    Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment.  Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.
(2)    The forecasted collection rate for 2022 Consumer Loans as of December 31, 2022 includes both Consumer Loans that were in our portfolio as of September 30, 2022 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of			Current Forecast Variance from
2022 Consumer Loan Assignment Period	December 31, 2022	September 30, 2022	Initial Forecast	September 30, 2022	Initial Forecast
January 1, 2022 through September 30, 2022	65.7%	66.5%	67.4%	-0.8%	-1.7%
October 1, 2022 through December 31, 2022	68.2%	—	67.9%	—	0.3%

Consumer Loans assigned in 2013 and 2018 through 2020 have yielded forecasted collection results significantly better than our initial estimates, while Consumer Loans assigned in 2015, 2016, and 2022 have yielded forecasted collection results significantly worse than our initial estimates. For all other assignment years presented, actual results have been close to our initial estimates. For the three months ended December 31, 2022, forecasted collection rates declined for Consumer Loans assigned in 2021 and 2022 and were generally consistent with expectations at the start of the period for all other assignment years presented. For the year ended December 31, 2022, forecasted collection rates improved for Consumer Loans assigned in 2014, 2016, and 2017, declined for Consumer Loans assigned in 2021 and 2022, and were generally consistent with expectations at the start of the period for all other assignment years presented.

The changes in forecasted collection rates for the three months and year ended December 31, 2022 and 2021 impacted forecasted net cash flows (forecasted collections less forecasted dealer holdback payments) as follows:

(In millions)	For the Three Months Ended December 31,		For the Years Ended December 31,
Increase (Decrease) in Forecasted Net Cash Flows	2022	2021	2022	2021
Dealer loans	$(24.2)	$7.8	$(41.6)	$87.7
Purchased loans	(16.9)	24.1	(18.1)	238.4
Total	$(41.1)	$31.9	$(59.7)	$326.1

The following table presents information on the average Consumer Loan assignment for each of the last 10 years:

	Average
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)
2013	$15,445	$7,344	47
2014	15,692	7,492	47
2015	16,354	7,272	50
2016	18,218	7,976	53
2017	20,230	8,746	55
2018	22,158	9,635	57
2019	23,139	10,174	57
2020	24,262	10,656	59
2021	25,632	11,790	59
2022 (3)	27,242	12,924	60

(1)Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.
(2)Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program. Payments of dealer holdback and accelerated dealer holdback are not included.
(3)The averages for 2022 Consumer Loans include both Consumer Loans that were in our portfolio as of September 30, 2022 and Consumer Loans assigned during the most recent quarter. The following table provides averages for each of these segments:

	Average
2022 Consumer Loan Assignment Period	Consumer Loan	Advance	Initial Loan Term (in months)
January 1, 2022 through September 30, 2022	$27,197	$12,938	59
October 1, 2022 through December 31, 2022	27,400	12,875	61

The profitability of our loans is primarily driven by the amount and timing of the net cash flows we receive from the spread between the forecasted collection rate and the advance rate, less operating expenses and the cost of capital. Forecasting collection rates accurately at loan inception is difficult. With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we initially forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2022, as well as the forecasted collection rates and spread at the time of assignment. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest). The table includes both dealer loans and purchased loans.

	Forecasted Collection % as of			Spread % as of
Consumer Loan Assignment Year	December 31, 2022	Initial Forecast	Advance % (1)	December 31, 2022	Initial Forecast	% of Forecast Realized (2)
2013	73.5%	72.0%	47.6%	25.9%	24.4%	99.8%
2014	71.7%	71.8%	47.7%	24.0%	24.1%	99.6%
2015	65.2%	67.7%	44.5%	20.7%	23.2%	99.1%
2016	63.8%	65.4%	43.8%	20.0%	21.6%	98.6%
2017	64.7%	64.0%	43.2%	21.5%	20.8%	97.3%
2018	65.2%	63.6%	43.5%	21.7%	20.1%	92.7%
2019	66.6%	64.0%	44.0%	22.6%	20.0%	83.7%
2020	67.8%	63.4%	43.9%	23.9%	19.5%	69.6%
2021	66.2%	66.3%	46.0%	20.2%	20.3%	47.7%
2022 (3)	66.3%	67.5%	47.4%	18.9%	20.1%	14.6%
(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
(2)    Presented as a percentage of total forecasted collections.
(3)    The forecasted collection rate, advance rate and spread for 2022 Consumer Loans as of December 31, 2022 include both Consumer Loans that were in our portfolio as of September 30, 2022 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates, advance rates, and spreads for each of these segments:

	Forecasted Collection % as of			Spread % as of
2022 Consumer Loan Assignment Period	December 31, 2022	Initial Forecast	Advance %	December 31, 2022	Initial Forecast
January 1, 2022 through September 30, 2022	65.7%	67.4%	47.6%	18.1%	19.8%
October 1, 2022 through December 31, 2022	68.2%	67.9%	47.0%	21.2%	20.9%

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2018 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate has ranged from 18.9% to 25.9%, on an annual basis, over the last 10 years. The spreads in 2019 and 2020 were positively impacted by Consumer Loan performance, which has exceeded our initial estimates by a greater margin than the other years presented. The decrease in the spread from 2021 to 2022 was primarily the result of the performance of 2022 Consumer Loans, which performed worse than our initial estimates. The increase in the spread from the first nine months of 2022 to the fourth quarter of 2022 was primarily due to Consumer Loan performance, as the performance of Consumer Loans assigned during the first nine months of 2022 has been significantly lower than our initial estimates, while the performance of the Consumer Loans assigned during the fourth quarter of 2022 has exceeded our initial estimates. Additionally, Consumer Loans assigned during the fourth quarter of 2022 had a higher initial spread, due to the advance rate decreasing while the initial forecast increased.

The following table compares our forecast of Consumer Loan collection rates as of December 31, 2022 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	December 31, 2022	Initial Forecast	Variance	December 31, 2022	Initial Forecast	Variance
2013	73.4%	72.1%	1.3%	74.3%	71.6%	2.7%
2014	71.6%	71.9%	-0.3%	72.5%	70.9%	1.6%
2015	64.5%	67.5%	-3.0%	68.9%	68.5%	0.4%
2016	63.0%	65.1%	-2.1%	66.0%	66.5%	-0.5%
2017	64.0%	63.8%	0.2%	66.3%	64.6%	1.7%
2018	64.6%	63.6%	1.0%	66.4%	63.5%	2.9%
2019	66.3%	63.9%	2.4%	67.2%	64.2%	3.0%
2020	67.7%	63.3%	4.4%	68.0%	63.6%	4.4%
2021	66.0%	66.3%	-0.3%	66.7%	66.3%	0.4%
2022	65.8%	67.3%	-1.5%	67.4%	68.0%	-0.6%

(1)    The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment. The forecasted collection rates represent the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment. Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of December 31, 2022 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2013	73.4%	47.2%	26.2%	74.3%	51.5%	22.8%
2014	71.6%	47.2%	24.4%	72.5%	51.8%	20.7%
2015	64.5%	43.4%	21.1%	68.9%	50.2%	18.7%
2016	63.0%	42.1%	20.9%	66.0%	48.6%	17.4%
2017	64.0%	42.1%	21.9%	66.3%	45.8%	20.5%
2018	64.6%	42.7%	21.9%	66.4%	45.2%	21.2%
2019	66.3%	43.1%	23.2%	67.2%	45.6%	21.6%
2020	67.7%	43.0%	24.7%	68.0%	45.5%	22.5%
2021	66.0%	45.1%	20.9%	66.7%	47.7%	19.0%
2022	65.8%	46.4%	19.4%	67.4%	50.1%	17.3%

(1)    The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.
(2)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread on dealer loans decreased from 20.9% in 2021 to 19.4% in 2022 primarily as a result of the performance of the 2022 Consumer Loans in our dealer loan portfolio, which performed worse than our initial estimates by a greater margin than those assigned to us in 2021. The spread on purchased loans decreased from 19.0% in 2021 to 17.3% in 2022 primarily as a result of the performance of the 2022 Consumer Loans in our purchased loan portfolio, which performed worse than our initial estimates, while the performance of the Consumer Loans in our purchase loan portfolio assigned during 2021 has exceeded our initial estimates. Additionally, 2022 Consumer Loans in our purchased loan portfolio had a lower initial spread, primarily due to the advance rate increasing by a greater margin than the initial forecast on 2022 Consumer Loans in our purchased loan portfolio.

Consumer Loan Volume
The following table summarizes changes in Consumer Loan assignment volume in each of the last eight quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2021	-7.5%	-2.2%
June 30, 2021	-28.7%	-20.5%
September 30, 2021	-29.4%	-17.9%
December 31, 2021	-22.6%	-12.7%
March 31, 2022	-22.1%	-10.5%
June 30, 2022	5.1%	22.0%
September 30, 2022	29.3%	32.1%
December 31, 2022	25.6%	26.2%

(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 25.6% and 26.2%, respectively, during the fourth quarter of 2022 as the number of active dealers grew 15.0% and the average unit volume per active dealer grew 9.1%. Unit volume for the 28-day period ended January 28, 2023 grew 39.2% compared to the same period in 2022. The comparable prior periods reflected significant declines in unit volume, which we believe were primarily due to low dealer inventories and elevated used vehicle prices, which we believe were primarily due to the downstream impact of supply chain disruptions in the automotive industry.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Consumer Loan unit volume	62,074	49,427	25.6%	280,467	268,730	4.4%
Active dealers (1)	8,612	7,488	15.0%	11,901	11,410	4.3%
Average volume per active dealer	7.2	6.6	9.1%	23.6	23.6	0.0%

Consumer Loan unit volume from dealers active both periods	47,328	42,157	12.3%	250,114	250,214	0.0%
Dealers active both periods	5,337	5,337	—	8,691	8,691	—
Average volume per dealer active both periods	8.9	7.9	12.3%	28.8	28.8	0.0%

Consumer loan unit volume from dealers not active both periods	14,746	7,270	102.8%	30,353	18,516	63.9%
Dealers not active both periods	3,275	2,151	52.3%	3,210	2,719	18.1%
Average volume per dealer not active both periods	4.5	3.4	32.4%	9.5	6.8	39.7%
(1)    Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Consumer Loan unit volume from new active dealers	2,652	1,380	92.2%	28,223	18,267	54.5%
New active dealers (1)	775	479	61.8%	2,819	2,094	34.6%
Average volume per new active dealer	3.4	2.9	17.2%	10.0	8.7	14.9%

Attrition (2)	-14.7%	-17.4%		-6.9%	-7.7%

(1)    New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)    Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.
The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last eight quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
March 31, 2021	65.4%	34.6%	62.7%	37.3%
June 30, 2021	66.9%	33.1%	64.0%	36.0%
September 30, 2021	69.9%	30.1%	66.8%	33.2%
December 31, 2021	71.8%	28.2%	68.0%	32.0%
March 31, 2022	72.7%	27.3%	68.6%	31.4%
June 30, 2022	74.0%	26.0%	70.4%	29.6%
September 30, 2022	74.3%	25.7%	70.5%	29.5%
December 31, 2022	73.1%	26.9%	69.6%	30.4%

(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of December 31, 2022 and December 31, 2021, the net dealer loans receivable balance was 64.7% and 61.3%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended December 31,			For the Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
GAAP average debt	$4,591.1	$4,671.2	-1.7%	$4,664.8	$4,699.9	-0.7%
GAAP average shareholders' equity	1,635.2	1,865.7	-12.4%	1,637.5	2,214.2	-26.0%
Average capital	$6,226.3	$6,536.9	-4.8%	$6,302.3	$6,914.1	-8.8%
GAAP net income	$127.3	$217.6	-41.5%	$535.8	$958.3	-44.1%
Diluted weighted average shares outstanding	13,294,506	14,904,836	-10.8%	13,625,081	16,100,552	-15.4%
GAAP net income per diluted share	$9.58	$14.60	-34.4%	$39.32	$59.52	-33.9%

The decrease in GAAP net income for the three months ended December 31, 2022, as compared to the same period in 2021, was primarily the result of the following:
•An increase in provision for credit losses of 403.1% ($104.4 million), primarily due to an increase in provision for credit losses on forecast changes of $110.4 million, due to changes in the amount and timing of forecasted net cash flows primarily due to Consumer Loan performance. Forecasted net cash flows decreased $41.1 million, or 0.5%, during 2022, compared to an increase of $31.9 million, or 0.3%, during 2021. The following table summarizes each component of provision for credit losses:

(In millions)	For the Three Months Ended December 31,
Provision for Credit Losses	2022	2021	Change
New Consumer Loan assignments	$60.2	$66.2	$(6.0)
Forecast changes	70.1	(40.3)	110.4
Total	$130.3	$25.9	$104.4
•A decrease in finance charges of 3.3% ($14.2 million), primarily due to a decline in the average balance of our loan portfolio.
•An increase in interest expense of 28.0% ($10.8 million), primarily due to an increase in our average cost of debt, which was primarily the result of higher interest rates on recently-completed secured financings.
•An increase in other income of 41.5% ($7.6 million), primarily due to:
•A $4.0 million increase in ancillary product profit sharing income primarily due to $5.9 million of income recognized in 2022 related to an inception-to-date adjustment to premium recognition timing based on our historical claims experience on Guaranteed Asset Protection ("GAP") contracts.
•A $3.4 million increase in interest income earned on restricted cash and cash equivalents primarily due to an increase in benchmark interest rates.
•A decrease in provision for income taxes of 46.8% ($31.4 million), primarily due to a decrease in taxable income.

The decrease in GAAP net income for the year ended December 31, 2022, as compared to the same period in 2021, was primarily the result of the following:
•An increase in provision for credit losses of 5,631.0% ($473.0 million), primarily due to an increase in provision for credit losses on forecast changes of $494.4 million, due to changes in the amount and timing of forecasted net cash flows primarily due to Consumer Loan performance. Forecasted net cash flows decreased $59.7 million, or 0.7%, during 2022, compared to an increase of $326.1 million, or 3.4%, during 2021. The following table summarizes each component of provision for credit losses:

(In millions)	For the Years Ended December 31,
Provision for Credit Losses	2022	2021	Change
New Consumer Loan assignments	$343.7	$365.1	$(21.4)
Forecast changes	137.7	(356.7)	494.4
Total	$481.4	$8.4	$473.0
•A decrease in finance charges of 3.2% ($56.3 million), due to a decline in the average balance of our loan portfolio, partially offset by an increase in the average yield on our loan portfolio. The increase in the average yield was primarily due to the adoption on January 1, 2020, of the GAAP methodology known as the current expected credit loss model, or CECL, which requires us to recognize finance charges on new Consumer Loan assignments using effective interest rates based on contractual future net cash flows, which are significantly in excess of our expected yields.
•An increase in operating expenses of 11.1% ($42.6 million), due to:
•An increase in salaries and wages expense of 20.1% ($43.9 million), due to:
•An increase of $32.2 million, excluding stock-based compensation expense, primarily related to an increase in the number of team members in our engineering department.
•An increase of $11.7 million in stock-based compensation expense, primarily related to an $11.5 million reversal of expense during 2021 due to the forfeiture of unvested restricted stock and restricted stock units upon the retirement of our former Chief Executive Officer in May 2021.
•An increase in sales and marketing expense of 15.8% ($10.3 million), primarily due to a change in the compensation plan for our sales force in September 2021.
•A decrease in general and administrative expense of 11.6% ($11.6 million), primarily due to a decrease in legal expenses. Legal expenses during 2021 included a $27.2 million settlement with the Commonwealth of Massachusetts to settle and fully resolve claims asserted by the Commonwealth of Massachusetts against the Company, while legal expenses during 2022 included a $12.0 million settlement to settle and fully resolve a previously-disclosed putative class action lawsuit.
•An increase in other income of 57.1% ($30.3 million), primarily due to:
•A $20.4 million increase in ancillary product profit sharing income, primarily due to a decrease in average claim rates on GAP contracts and $5.9 million of income recognized in 2022 related to an inception-to-date adjustment to premium recognition timing based on our historical claims experience on GAP contracts.
•A $5.6 million increase in remarketing fee income for fees related to the repossession and remarketing of vehicles, which included $3.1 million of fees charged to dealers in 2022 for repossession activity that occurred from August 2020 through December 2021.
•A $5.4 million increase in interest income earned on restricted cash and cash equivalents primarily due to an increase in benchmark interest rates.
•A decrease in provision for income taxes of 41.9% ($126.7 million), primarily due to a decrease in taxable income.

Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine certain incentive compensation. We also use economic profit as a framework to evaluate business decisions and strategies, with the objective to maximize economic profit over the long term. In addition, effective January 1, 2020, certain debt facilities utilize adjusted financial information for the determination of loan collateral values. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted interest expense (after-tax), adjusted net income plus interest expense (after-tax), adjusted return on capital, adjusted revenue, operating expenses, adjusted loans receivable, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months and year ended December 31, 2022, compared to the same periods in 2021, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended December 31,			For the Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Adjusted average capital	$6,490.2	$6,648.2	-2.4%	$6,466.1	$7,078.4	-8.7%
Adjusted net income	$156.1	$212.6	-26.6%	$720.1	$826.8	-12.9%
Adjusted interest expense (after-tax)	$38.6	$30.2	27.8%	$130.4	$128.5	1.5%
Adjusted net income plus interest expense (after-tax)	$194.7	$242.8	-19.8%	$850.5	$955.3	-11.0%
Adjusted return on capital	12.0%	14.6%	-17.8%	13.2%	13.5%	-2.2%
Cost of capital	6.6%	5.1%	29.4%	5.8%	5.4%	7.4%
Economic profit	$88.1	$158.1	-44.3%	$476.6	$574.1	-17.0%
Diluted weighted average shares outstanding	13,294,506	14,904,836	-10.8%	13,625,081	16,100,552	-15.4%
Adjusted net income per diluted share	$11.74	$14.26	-17.7%	$52.85	$51.35	2.9%

Economic profit decreased 44.3% and 17.0%, respectively, for the three months and year ended December 31, 2022, as compared to the same periods in 2021. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. The following table summarizes the impact each of these components had on the changes in economic profit for the three months and year ended December 31, 2022, as compared to the same periods in 2021:

(In millions)	Year over Year Change in Economic Profit
	For the Three Months Ended December 31, 2022	For the Year Ended December 31, 2022
Decrease in adjusted average capital	$(5.9)	$(49.7)
Increase in cost of capital	(22.8)	(25.2)
Decrease in adjusted return on capital	(41.3)	(22.6)
Decrease in economic profit	$(70.0)	$(97.5)

The decrease in economic profit for the three months ended December 31, 2022, as compared to the same period in 2021, was primarily the result of the following:
•A decrease in our adjusted return on capital of 260 basis points, primarily due to:
•A decrease in the yield used to recognize adjusted finance charges on our loan portfolio decreased our adjusted return on capital by 290 basis points, primarily due to lower yields on more recent Consumer Loan assignments.
•An increase in other income increased our adjusted return on capital by 40 basis points, primarily due to:
•A $4.0 million increase in ancillary product profit sharing income primarily due to $5.9 million of income recognized in 2022 related to an inception-to-date adjustment to premium recognition timing based on our historical claims experience on GAP contracts.
•A $3.4 million increase in interest income earned on restricted cash and cash equivalents primarily due to an increase in benchmark interest rates.
•An increase in our cost of capital, primarily due to an increase in the 30-year Treasury rate, which is used in the average cost of equity calculation, and an increase in our cost of debt.

The decrease in economic profit for the year ended December 31, 2022, as compared to the same period in 2021, was primarily the result of the following:
•    A decrease in our adjusted average capital of 8.7%, primarily due to a decline in the average balance of our loan portfolio.
•An increase in our cost of capital, primarily due to an increase in the 30-year Treasury rate, which is used in the average cost of equity calculation.
•    A decrease in our adjusted return on capital of 30 basis points, primarily due to:
•    An increase in operating expenses decreased our adjusted return on capital by 90 basis points as operating expenses increased by 11.1% while adjusted average capital decreased by 8.7%.
•An increase in other income increased our adjusted return on capital by 40 basis points, primarily due to:
•A $20.4 million increase in ancillary product profit sharing income, primarily due to a decrease in average claim rates on GAP contracts and $5.9 million of income recognized in 2022 related to an inception-to-date adjustment to premium recognition timing based on our historical claims experience on GAP contracts.
•A $5.6 million increase in remarketing fee income for fees related to the repossession and remarketing of vehicles, which included $3.1 million of fees charged to dealers in 2022 for repossession activity that occurred from August 2020 through December 2021.
•A $5.4 million increase in interest income earned on restricted cash and cash equivalents primarily due to an increase in benchmark interest rates.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Dec. 31, 2022	Sept. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Adjusted revenue as a percentage of adjusted average capital (1)	22.0%	23.4%	24.9%	24.4%	25.3%	24.0%	22.4%	20.4%
Operating expenses as a percentage of adjusted average capital (1)	6.4%	6.4%	7.3%	6.3%	6.3%	5.5%	3.8%	6.2%
Adjusted return on capital (1)	12.0%	13.1%	13.6%	13.9%	14.6%	14.2%	14.3%	11.0%
Percentage change in adjusted average capital compared to the same period in the prior year	-2.4%	-8.2%	-12.8%	-10.7%	-7.3%	-2.2%	4.1%	5.8%

(1)    Annualized.

The decrease in adjusted revenue as a percentage of adjusted average capital for the three months ended December 31, 2022, as compared to the three months ended September 30, 2022, was due to a decrease in the yield used to recognize adjusted finance charges on our loan portfolio, primarily due to a decline in Consumer Loan performance in the third and fourth quarters of 2022, which decreased our adjusted return on capital by 130 basis points, and lower yields on more recent Consumer Loan assignments.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Dec. 31, 2022	Sept. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Adjusted net income
GAAP net income	$127.3	$86.8	$107.4	$214.3	$217.6	$250.0	$288.6	$202.1
Floating yield adjustment (after-tax)	(69.3)	(53.7)	(34.3)	(39.2)	(26.1)	(29.8)	(37.9)	(54.7)
GAAP provision for credit losses (after-tax)	100.4	138.7	113.6	18.0	20.0	(6.4)	(23.5)	16.4
Senior notes adjustment (after-tax)	(0.5)	(0.5)	(0.6)	(0.5)	(0.5)	(0.5)	(0.6)	(0.5)
Income tax adjustment (1)	(1.8)	7.2	2.1	4.7	1.6	5.8	3.7	1.5
Adjusted net income	$156.1	$178.5	$188.2	$197.3	$212.6	$219.1	$230.3	$164.8

Adjusted net income per diluted share (2)	$11.74	$13.36	$13.92	$13.76	$14.26	$13.84	$13.71	$9.64
Diluted weighted average shares outstanding	13,294,506	13,364,160	13,517,979	14,341,523	14,904,836	15,829,166	16,794,279	17,099,058

Adjusted revenue
GAAP total revenue	$459.0	$460.3	$457.4	$455.7	$463.2	$470.1	$471.7	$451.0
Floating yield adjustment	(90.0)	(69.8)	(44.5)	(50.9)	(33.9)	(38.5)	(49.4)	(71.0)
GAAP provision for claims	(12.4)	(12.9)	(12.2)	(8.9)	(9.5)	(10.0)	(10.3)	(9.0)
Adjusted revenue	$356.6	$377.6	$400.7	$395.9	$419.8	$421.6	$412.0	$371.0

Adjusted average capital
GAAP average debt	$4,591.1	$4,705.9	$4,772.9	$4,589.4	$4,671.2	$4,676.6	$4,750.3	$4,701.6
Deferred debt issuance adjustment	21.3	22.6	22.5	24.9	27.8	28.6	30.4	29.1
Senior notes debt adjustment	3.4	3.4	3.4	3.4	3.4	3.4	3.4	3.4
Adjusted average debt	4,615.8	4,731.9	4,798.8	4,617.7	4,702.4	4,708.6	4,784.1	4,734.1
GAAP average shareholders' equity	1,635.2	1,547.8	1,538.8	1,828.1	1,865.7	2,224.5	2,443.6	2,323.1
Senior notes equity adjustment	4.5	5.0	5.5	6.0	6.6	7.1	7.6	8.2
Income tax adjustment (3)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)
Floating yield adjustment	353.2	290.5	204.7	154.9	192.0	208.1	253.3	318.7
Adjusted average equity	1,874.4	1,724.8	1,630.5	1,870.5	1,945.8	2,321.2	2,586.0	2,531.5
Adjusted average capital	$6,490.2	$6,456.7	$6,429.3	$6,488.2	$6,648.2	$7,029.8	$7,370.1	$7,265.6

Adjusted revenue as a percentage of adjusted average capital (4)	22.0%	23.4%	24.9%	24.4%	25.3%	24.0%	22.4%	20.4%

Adjusted loans receivable
GAAP loans receivable, net	$6,297.7	$6,311.6	$6,323.7	$6,327.2	$6,336.3	$6,582.6	$6,768.1	$6,875.3
Floating yield adjustment	470.2	429.9	319.4	216.5	244.1	251.3	299.1	378.8
Adjusted loans receivable	$6,767.9	$6,741.5	$6,643.1	$6,543.7	$6,580.4	$6,833.9	$7,067.2	$7,254.1

Adjusted interest expense (after-tax)
GAAP interest expense	$49.4	$41.8	$38.9	$36.5	$38.6	$39.8	$42.0	$43.8
Senior notes adjustment	0.7	0.7	0.7	0.7	0.6	0.7	0.7	0.7
Adjusted interest expense (pre-tax)	50.1	42.5	39.6	37.2	39.2	40.5	42.7	44.5
Adjustment to record tax effect (1)	(11.5)	(9.8)	(9.1)	(8.6)	(9.0)	(9.3)	(9.8)	(10.3)
Adjusted interest expense (after-tax)	$38.6	$32.7	$30.5	$28.6	$30.2	$31.2	$32.9	$34.2

(1)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2)    Net income per share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per share information may not equal year-to-date net income per share.
(3)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(4)    Annualized.

(Dollars in millions)	For the Three Months Ended
	Dec. 31, 2022	Sept. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Adjusted return on capital
Adjusted net income	$156.1	$178.5	$188.2	$197.3	$212.6	$219.1	$230.3	$164.8
Adjusted interest expense (after-tax)	38.6	32.7	30.5	28.6	30.2	31.2	32.9	34.2
Adjusted net income plus interest expense (after-tax)	$194.7	$211.2	$218.7	$225.9	$242.8	$250.3	$263.2	$199.0

Reconciliation of GAAP return on equity to adjusted return on capital (4)
GAAP return on equity (1)	31.1%	22.4%	27.9%	46.9%	46.7%	45.0%	47.2%	34.8%
Non-GAAP adjustments	-19.1%	-9.3%	-14.3%	-33.0%	-32.1%	-30.8%	-32.9%	-23.8%
Adjusted return on capital (2)	12.0%	13.1%	13.6%	13.9%	14.6%	14.2%	14.3%	11.0%

Economic profit
Adjusted return on capital	12.0%	13.1%	13.6%	13.9%	14.6%	14.2%	14.3%	11.0%
Cost of capital (3) (4)	6.6%	5.8%	5.5%	5.2%	5.1%	5.3%	5.6%	5.5%
Adjusted return on capital in excess of cost of capital	5.4%	7.3%	8.1%	8.7%	9.5%	8.9%	8.7%	5.5%
Adjusted average capital	$6,490.2	$6,456.7	$6,429.3	$6,488.2	$6,648.2	$7,029.8	$7,370.1	$7,265.6
Economic profit	$88.1	$116.9	$130.0	$141.6	$158.1	$156.9	$159.6	$99.5

Reconciliation of GAAP net income to economic profit
GAAP net income	$127.3	$86.8	$107.4	$214.3	$217.6	$250.0	$288.6	$202.1
Non-GAAP adjustments	28.8	91.7	80.8	(17.0)	(5.0)	(30.9)	(58.3)	(37.3)
Adjusted net income	156.1	178.5	188.2	197.3	212.6	219.1	230.3	164.8
Adjusted interest expense (after-tax)	38.6	32.7	30.5	28.6	30.2	31.2	32.9	34.2
Adjusted net income plus interest expense (after-tax)	194.7	211.2	218.7	225.9	242.8	250.3	263.2	199.0
Less: cost of capital	106.6	94.3	88.7	84.3	84.7	93.4	103.6	99.5
Economic profit	$88.1	$116.9	$130.0	$141.6	$158.1	$156.9	$159.6	$99.5

Operating expenses
GAAP salaries and wages	$65.3	$66.9	$65.4	$64.4	$67.2	$63.2	$38.4	$49.3
GAAP general and administrative	20.9	16.6	32.3	18.9	20.4	16.9	16.9	46.1
GAAP sales and marketing	17.7	19.7	19.0	19.2	16.9	16.3	14.9	17.2
Operating expenses	$103.9	$103.2	$116.7	$102.5	$104.5	$96.4	$70.2	$112.6

Operating expenses as a percentage of adjusted average capital (4)	6.4%	6.4%	7.3%	6.3%	6.3%	5.5%	3.8%	6.2%

Percentage change in adjusted average capital compared to the same period in the prior year	-2.4%	-8.2%	-12.8%	-10.7%	-7.3%	-2.2%	4.1%	5.8%

(1)    Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(2)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.
(3)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Dec. 31, 2022	Sept. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Average 30-year Treasury rate	4.0%	3.3%	2.9%	2.2%	1.9%	2.0%	2.3%	2.0%
Adjusted pre-tax average cost of debt (4)	4.3%	3.6%	3.3%	3.2%	3.3%	3.4%	3.6%	3.8%

(4)    Annualized.

(In millions, except share and per share data)	For the Years Ended December 31,
	2022	2021
Adjusted net income
GAAP net income	$535.8	$958.3
Floating yield adjustment (after-tax)	(196.5)	(148.5)
GAAP provision for credit losses (after-tax)	370.7	6.5
Senior notes adjustment (after-tax)	(2.1)	(2.1)
Income tax adjustment (1)	12.2	12.6
Adjusted net income	$720.1	$826.8

Adjusted net income per diluted share	$52.85	$51.35
Diluted weighted average shares outstanding	13,625,081	16,100,552

Adjusted average capital
GAAP average debt	$4,664.8	$4,699.9
Deferred debt issuance adjustment	22.8	29.0
Senior notes debt adjustment	3.4	3.4
Adjusted average debt	4,691.0	4,732.3
GAAP average shareholders' equity	1,637.5	2,214.2
Senior notes equity adjustment	5.3	7.4
Income tax adjustment (2)	(118.5)	(118.5)
Floating yield adjustment	250.8	243.0
Adjusted average equity	1,775.1	2,346.1
Adjusted average capital	$6,466.1	$7,078.4

Adjusted interest expense (after-tax)
GAAP interest expense	$166.6	$164.2
Senior notes adjustment	2.8	2.7
Adjusted interest expense (pre-tax)	169.4	166.9
Adjustment to record tax effect (1)	(39.0)	(38.4)
Adjusted interest expense (after-tax)	$130.4	$128.5

Adjusted return on capital
Adjusted net income	$720.1	$826.8
Adjusted interest expense (after-tax)	130.4	128.5
Adjusted net income plus interest expense (after-tax)	$850.5	$955.3

Reconciliation of GAAP return on equity to adjusted return on capital
GAAP return on equity (3)	32.7%	43.3%
Non-GAAP adjustments	-19.5%	-29.8%
Adjusted return on capital (4)	13.2%	13.5%

Economic profit
Adjusted return on capital	13.2%	13.5%
Cost of capital (5)	5.8%	5.4%
Adjusted return on capital in excess of cost of capital	7.4%	8.1%
Adjusted average capital	$6,466.1	$7,078.4
Economic profit	$476.6	$574.1

Reconciliation of GAAP net income to economic profit
GAAP net income	$535.8	$958.3
Non-GAAP adjustments	184.3	(131.5)
Adjusted net income	720.1	826.8
Adjusted interest expense (after-tax)	130.4	128.5
Adjusted net income plus interest expense (after-tax)	850.5	955.3
Less: cost of capital	373.9	381.2
Economic profit	$476.6	$574.1

Operating expenses
GAAP salaries and wages	$262.0	$218.1
GAAP general and administrative	88.7	100.3
GAAP sales and marketing	75.6	65.3
Operating expenses	$426.3	$383.7
(1)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(3)    Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(4)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.
(5)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 - tax rate) x (the average 30-year Treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Years Ended December 31,
	2022	2021
Average 30-year Treasury rate	3.1%	2.0%
Adjusted pre-tax average cost of debt	3.6%	3.5%

Floating Yield Adjustment
The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. We believe the economics of our business are best exhibited by recognizing loan revenue on a level-yield basis over the life of the loan based on expected future net cash flows. The purpose of this non-GAAP adjustment is to provide insight into our business by showing this level yield measure of income. Under GAAP, contractual amounts due in excess of the loan receivable balance at the time of assignment will be reflected as interest income, while contractual amounts due that are not expected to be collected are reflected in the provision for credit losses. Our non-GAAP floating yield adjustment recognizes the net effects of contractual interest income and expected credit losses in a single measure of finance charge revenue, consistent with how we manage our business. The floating yield adjustment recognizes revenue on a level-yield basis based upon expected future net cash flows, with any changes in expected future net cash flows, which are recognized immediately under GAAP as provision for credit losses, recognized over the remaining forecast period (up to 120 months after the origination date of the underlying Consumer Loans) for each individual dealer loan and purchased loan. The floating yield adjustment does not accelerate revenue recognition. Rather, it reduces revenue by taking amounts that are reported under GAAP as provision for credit losses and instead treating them as reductions of revenue over time.

On January 1, 2020, we adopted CECL, which changed our GAAP methodology. Under the GAAP methodology we employed prior to January 1, 2020, net loan income was based on expected future net cash flows and was recognized on a level-yield basis over the estimated life of the loan. Favorable changes in expected future net cash flows were treated as increases to the yield and were recognized over time, while unfavorable changes were recorded as current period provision for credit losses expense. We do not believe the GAAP methodology we employed prior to January 1, 2020 provided sufficient transparency into the economics of our business due to its asymmetrical treatment of favorable and unfavorable changes to expected future net cash flows. While CECL eliminated that asymmetrical treatment of changes in expected future net cash flows from the GAAP methodology we employ by requiring both favorable and unfavorable changes to expected future net cash flows to be immediately recognized as current period provision for credit losses expense, it introduced a different asymmetry by requiring us to recognize at the time of the loan’s assignment to us a significant provision for credit losses expense for amounts we never expect to realize and to recognize in subsequent periods finance charge revenue that is significantly in excess of our expected yields. Our floating yield adjustment enables us to provide measures of income that are not impacted by GAAP’s asymmetrical treatments of estimates.

We believe the floating yield adjustment is presented in a manner which reflects both the economic reality of our business and how the business is managed and provides valuable supplemental information to help investors better understand our business, executive compensation, liquidity, and capital resources.

Senior Notes Adjustment

The purpose of this non-GAAP adjustment is to modify our GAAP financial results to treat the issuance of certain senior notes as a refinancing of certain previously-issued senior notes.

On December 18, 2019, we issued $400.0 million of 5.125% senior notes due 2024 (the “2024 senior notes”). We used a portion of the net proceeds from the 2024 senior notes to repurchase or redeem all of the $300.0 million outstanding principal amount of our 6.125% senior notes due 2021 (the “2021 senior notes”), of which $148.2 million was repurchased on December 18, 2019 and the remaining $151.8 million was redeemed on January 17, 2020. We used the remaining net proceeds from the 2024 senior notes, together with borrowings under our revolving credit facility, to redeem in full the $250.0 million outstanding principal amount of our 7.375% senior notes due 2023 (the “2023 senior notes”) on March 15, 2020. Under GAAP, the fourth quarter of 2019 included (i) a pre-tax loss on extinguishment of debt of $1.8 million related to the repurchase of 2021 senior notes in the fourth quarter of 2019 and the redemption of the remaining 2021 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.3 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020. Under GAAP, the first quarter of 2020 included (i) a pre-tax loss on extinguishment of debt of $7.4 million related to the redemption of 2023 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.4 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020.

On January 22, 2014, we issued the 2021 senior notes. On February 21, 2014, we used the net proceeds from the 2021 senior notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 senior notes”). Under GAAP, the first quarter of 2014 included (i) a pre-tax loss on extinguishment of debt of $21.8 million related to the redemption of the 2017 senior notes in the first quarter of 2014 and (ii) additional interest expense of $1.4 million on $276.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2021 senior notes to the redemption of the 2017 senior notes.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that were recognized for GAAP purposes were in each case deferred as debt issuance costs and are being recognized ratably as interest expense over the term of the newly issued notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the lag from the issuance of the new notes to the redemption of the previously issued notes was in each case deferred and is being recognized ratably over the term of the newly issued notes. Upon the issuance of the 2024 senior notes in the fourth quarter of 2019, the outstanding unamortized balances of the non-GAAP adjustments related to the 2021 senior notes were deferred and are being recognized ratably over the term of the 2024 senior notes.

We believe the senior notes adjustment provides a more accurate reflection of the performance of our business, since we are recognizing the costs incurred with these transactions in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 11, 2022, and Item 1A in Part II of our Form 10-Q filed with the Securities and Exchange Commission on November 1, 2022 and other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

Industry, Operational and Macroeconomic Risks
•The outbreak of COVID-19 has adversely impacted our business, and the continuance of this pandemic, or any future outbreak of any contagious diseases or other public health emergency, could materially and adversely affect our business, financial condition, liquidity, and results of operations.
•Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.
•Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.
•Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.
•We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.
•Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.
•The concentration of our dealers in several states could adversely affect us.
•Reliance on our outsourced business functions could adversely affect our business.
•Our ability to hire and retain foreign information technology personnel could be hindered by immigration restrictions.
•We may be unable to execute our business strategy due to current economic conditions.
•Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.
•Natural disasters, climate change, acts of war, terrorist attacks, and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition, and results of operations.
•Governmental or market responses to climate change and related environmental issues could have a material adverse effect on our business.
•Consequences of the current conflict between Russia and Ukraine could have a material adverse effect on our business, financial condition, liquidity, and results of operations.
•A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

Capital and Liquidity Risks
•We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.
•The terms of our debt limit how we conduct our business.
•A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a material adverse impact on our operations.
•Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations, and adversely affect our financial condition.

•We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.
•Interest rate fluctuations may adversely affect our borrowing costs, profitability, and liquidity.
•The phaseout of the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with a different reference rate, could result in a material adverse effect on our business.
•Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition, and results of operations.
•We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.
•The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity, and results of operations.

Information Technology and Cybersecurity Risks
•Our dependence on technology could have a material adverse effect on our business.
•Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.
•Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability, and damage our reputation.

Legal and Regulatory Risks
•Litigation we are involved in from time to time may adversely affect our financial condition, results of operations, and cash flows.
•Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.
•The regulations to which we are or may become subject could result in a material adverse effect on our business.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition, and results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events, or otherwise, except as required by applicable law.

Webcast Details

We will host a webcast on January 31, 2023 at 5:00 p.m. Eastern Time to discuss our fourth quarter and full year results. The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com or by telephone as described below. Only persons accessing the webcast by telephone will be able to pose questions to the presenters during the webcast. A replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

To participate in the webcast by telephone, you must pre-register at https://register.vevent.com/register/BI8007b36c79eb4f2bb6dff600f2e72158, or through the link posted on the “Investor Relations” section of our website at ir.creditacceptance.com. Upon registration you will be provided with the dial-in number and a unique PIN to access the webcast by telephone.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Revenue:
Finance charges	$416.0	$430.2	$1,686.3	$1,742.6
Premiums earned	17.1	14.7	62.7	60.3
Other income	25.9	18.3	83.4	53.1
Total revenue	459.0	463.2	1,832.4	1,856.0
Costs and expenses:
Salaries and wages	65.3	67.2	262.0	218.1
General and administrative	20.9	20.4	88.7	100.3
Sales and marketing	17.7	16.9	75.6	65.3
Provision for credit losses	130.3	25.9	481.4	8.4
Interest	49.4	38.6	166.6	164.2
Provision for claims	12.4	9.5	46.4	38.8
Total costs and expenses	296.0	178.5	1,120.7	595.1
Income before provision for income taxes	163.0	284.7	711.7	1,260.9
Provision for income taxes	35.7	67.1	175.9	302.6
Net income	$127.3	$217.6	$535.8	$958.3

Net income per share:
Basic	$9.59	$14.77	$39.50	$59.57
Diluted	$9.58	$14.60	$39.32	$59.52

Weighted average shares outstanding:
Basic	13,272,214	14,729,831	13,563,885	16,085,823
Diluted	13,294,506	14,904,836	13,625,081	16,100,552

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	December 31, 2022	December 31, 2021
ASSETS:
Cash and cash equivalents	$7.7	$23.3
Restricted cash and cash equivalents	410.0	410.9
Restricted securities available for sale	72.3	62.1

Loans receivable	9,165.5	9,349.8
Allowance for credit losses	(2,867.8)	(3,013.5)
Loans receivable, net	6,297.7	6,336.3

Property and equipment, net	51.4	57.3
Income taxes receivable	8.7	109.2
Other assets	56.9	51.8
Total Assets	$6,904.7	$7,050.9

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$260.8	$175.0
Revolving secured line of credit	30.9	2.6
Secured financing	3,756.4	3,811.5
Senior notes	794.5	792.5
Mortgage note	8.9	9.7
Deferred income taxes, net	426.7	435.2
Income taxes payable	2.5	0.2
Total Liabilities	5,280.7	5,226.7

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 12,756,885 and 14,145,888 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	0.1	0.1
Paid-in capital	245.7	197.2
Retained earnings	1,381.1	1,626.7
Accumulated other comprehensive income (loss)	(2.9)	0.2
Total Shareholders' Equity	1,624.0	1,824.2
Total Liabilities and Shareholders' Equity	$6,904.7	$7,050.9